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                                                                      EXHIBIT 21
                                                                      ----------



                            Titan Exploration, Inc.
                                 Subsidiaries


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
                   Name                                 State of Organization                  Ownership
                   ----                                 ---------------------                  ---------

Titan Resources Holdings, Inc.                   Nevada corporation                               100%
Titan Resources, L.P.                            Texas limited partnership                        100%
Titan Resources I, Inc.                          Delaware corporation                             100%
Titan Offshore, Inc.                             Delaware corporation                             100%
OEDC, Inc.                                       Delaware corporation                             100%
OEDC Processing, L.P.                            Texas limited partnership                        100%
Dauphin Island Gathering Company, L.P.           Texas limited partnership                        100%
Beacon Natural Gas Company, L.P.                 Texas limited partnership                        100%
OEDC Exploration & Production, L.P.              Texas limited partnership                        100%
Carrollton Resources, L.L.C.                     Louisiana limited liability company              100%
Carrollton Resources Corporation                 Louisiana corporation                            100%
Dauphin Island Gathering Partners                Texas general partnership                          1%
South Dauphin Partners II Limited                Texas limited partnership                         15%
Mobile Bay Processing Partners                   Delaware general partnership                     .86%
Asia Pacific Refinery Investment, L. P.          Delaware limited partnership                  13 1/3%

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